Exhibit 10.4

RESTRICTED STOCK UNIT (RSU) AGREEMENT

This Restricted Stock Unit (hereinafter “RSU”) Agreement, by and between CACI International Inc, a corporation organized under the laws of the State of Delaware (“CACI”), and Name (“Executive”).

WHEREAS, the purpose of the CACI International Inc Management Stock Purchase Plan, amended and restated as of July 1, 2008 (“the Plan”), is to provide participants with an opportunity to acquire and maintain, through an allocation of a portion of their annual incentive compensation, an equity interest in CACI; and,

WHEREAS, RSUs awarded under the Plan are intended to advance the interests of CACI International Inc and its subsidiary and affiliated companies by enabling them to: (i) align the interests of those senior executives who share the primary responsibility for the management, growth, and protection of the business of CACI with those of CACI International Inc’s stockholders; (ii) furnish an incentive to such persons to continue their services to CACI; and (iii) provide a means through which CACI may effectively compete with other organizations to obtain and retain the services of competent senior management personnel; and,

WHEREAS, in furtherance of the purpose of the Plan, and in accordance with Executive’s allocation of a portion of Executive’s bonus into the Plan, CACI wishes to grant to Executive RSUs for shares of the common stock of CACI International Inc.

NOW, THEREFORE, CACI and Executive hereby agree as follows:

I.	Restricted Stock Unit Award

A.	Definitions. For purpose of this Agreement, capitalized terms shall have the same meaning as provided in the Plan, unless explicitly provided with a different meaning herein.

B.

RSU Award. Pursuant to and subject to the terms of the Plan, CACI hereby grants to Executive a total of [Enter Number] RSUs representing an equal number of shares of the Stock of CACI International Inc at the “Adjusted Price” (meaning the Fair Market Value of a share of Stock on the date of grant less fifteen percent (15%)) of [$Enter Adjusted Price] per share. The RSUs are granted subject to the restrictions and conditions as set forth in the Plan and this Agreement. Executive shall not have the rights of a stockholder with respect to any RSUs credited to Executive’s Account until shares of Stock have been distributed to Executive pursuant to Article IV or V. B., and Executive’s name has been entered as a stockholder of record on the books of CACI with respect to such distributed shares of Stock.

II.	Grant Date

The effective grant date grant of the RSUs awarded under this Agreement is [Date] (the “Grant Date”).

III.	Vesting

The RSUs granted pursuant to this Agreement shall vest on the applicable date below (the “Vesting Date”):

A.	Executive shall become fully vested in the RSUs granted pursuant to this Agreement thirty-six (36) months after the Grant Date (i.e., on [Date]), provided that Executive has remained continuously employed on a full-time basis by CACI for the entire thirty-six (36) month period. Executive shall also become fully vested in the RSUs granted pursuant to this Agreement in the event any of the following occur on or before [Date]:

(1)	In the event of termination of Executive’s full-time employment with CACI as a result of Executive’s Disability or death prior to [Date], all RSUs granted pursuant to this Agreement shall become 100 percent vested upon Executive’s death or Disability.

(2)	In the event of a Good Reason Termination or Involuntary Termination Without Cause (each as defined below) prior to [Date], and within twenty-four (24) months following a Change in Control, the RSUs granted pursuant to this Agreement shall become 100 percent vested on the date of such Good Reason Termination or Involuntary Termination Without Cause.

(3)	In the event of Executive’s voluntary Retirement (as defined below), the RSUs granted pursuant to this Agreement shall become 100 percent vested on the date of Executive’s Retirement.

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B.	Except as provided in Article III. A. 1, 2 or 3 above or otherwise determined by the Committee, in order to become vested in RSUs under the terms of this Agreement, the Executive must have been in the continuous full-time employ of CACI (or an Affiliate of CACI) from the Grant Date through the close of business on the Vesting Date. The Executive shall not be deemed to be employed by CACI (or an Affiliate of CACI) if the Executive’s employment has been terminated, even if the Executive is receiving severance in the form of salary continuation through the regular payroll system. If Executive terminates employment with CACI (or an Affiliate of CACI) for any reason other than a Good Reason Termination or Involuntary Termination Without Cause within twenty-four (24) months following a Change in Control or by Retirement, Disability or death, or converts from full-time to part-time status (other than after becoming eligible for Retirement), Executive shall forfeit any RSUs granted under this Agreement that are not vested as of such date.

C.	The following definitions shall apply for purposes of this Agreement:

“Cause” means:

(1)	gross negligence, willful misconduct or willful malfeasance by the Executive in connection with the performance of any material duty for the Company or an Affiliate;

(2)	the Executive’s commission or participation in any violation of any legal requirement or obligation relating to the Company (unless the Executive had a reasonable good faith belief that the act, omission or failure to act in question was not a violation of such legal requirement or obligation) and such violation has materially and adversely affected the Company;

(3)	the Executive’s conviction of, or plea of guilty or nolo contendere, to a crime committed during the course of his/her employment with the Company that the Committee, acting in good faith, reasonably determines is likely to have a material adverse affect on the reputation or business of the Company or an Affiliate;

(4)	theft, embezzlement or fraud by the Executive in connection with the performance of his or her duties for the Company or an Affiliate;

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(5)	a violation of any confidentiality agreement or obligation or non-compete agreement with the Company or an Affiliate;

(6)	a material violation of (i) the Company’s Standards of Conduct, as the same may be amended and in effect from time to time, or (ii) any other published Company policy; or

(7)	the diversion or appropriation of any material business opportunity.

If the written employment agreement between Executive and the Company provides a different definition of “Cause” (or other term that defines conduct on the part of the Executive that permits the Company to terminate such written employment agreement without liability to the Executive), that definition shall control and shall be substituted for the above in applying the Plan to that Executive.

“Change in Control Date” means the date (after the Grant Date) on which a Change in Control event is legally consummated and legally binding on the parties.

“Good Reason Termination” means Executive’s resignation from full-time employment with the Company (or a Subsidiary or Affiliate of the Company) following the occurrence of any of the following circumstances without the Executive’s prior written consent:

(1)	A material reduction in the Executive’s total compensation and benefit opportunity from that in effect on the day before the Change in Control Date (other than a reduction made by the Board, acting in good faith, based upon the performance of the Executive, or to align the compensation and benefits of the Executive with that of comparable executives, based on market data);

(2)	A substantial adverse alteration in the conditions of the Executive’s employment from those in effect on the day before the Change in Control Date;

(3)	A substantial adverse alteration in the nature or status of the Executive’s position or responsibilities from those in effect on the day before the Change in Control Date; or

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(4)	A change in the geographic location of the Executive’s job more than fifty (50) miles from the place at which such job was based on the day before the Change in Control Date.

Before the Executive may resign for Good Reason, the Executive must provide the Company at least thirty (30) days’ prior written notice of his intent to resign for Good Reason and specify in reasonable detail the Good Reason upon which such resignation is based. The Company shall have a reasonable opportunity to cure any such Good Reason (that is susceptible of cure) within thirty (30) days after the Company’s receipt of such notice. The Executive’s delay in providing such notice shall not be deemed to be a waiver of any such Good Reason, nor does the failure to resign for one Good Reason prevent any later Good Reason resignation for a similar or different reason.

“Involuntary Termination Without Cause” means a termination by the Company (or a Subsidiary or Affiliate of Company) of Executive’s full-time employment without Cause.

“Retirement” means retirement from full-time employment with CACI (or an Affiliate of CACI) or a change from full-time employment with CACI (or an Affiliate of CACI)) to part-time status, in both cases on or after Executive has attained age 65, and following delivery of a notice from Executive to CACI’s Plan Administrator stating that Executive is permanently retiring from CACI and the Information Technology industry.

IV.	Delivery of Shares

A.	Unless Executive has elected a deferred distribution date, then, subject to the requirements of Section 10 of the Plan and Article VI of this Agreement, CACI shall establish an account for Executive at American Stock Transfer Company, or such other similar organization which provides stock administration services to the Company, and transfer into such account one share of unrestricted Common Stock of CACI International Inc for each vested RSU covered by this Agreement within thirty (30) days after the earlier of: (1) the end of the 36-month period beginning on the Grant Date, (2) the date of Executive’s death, (3) ninety (90) days after Executive’s disability (within the meaning of Section 409A(a)(2)(C) of the Code), or (4) the date of Executive’s Separation from Service.

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B.	If Executive has elected a deferred distribution date, CACI shall issue to Executive one share of Stock with respect to each vested RSU that is subject to such election, within thirty (30) days after the earlier of: (1) the deferred distribution date (if expressed as a whole number of years, not less than three (3), following the Grant Date) specified by Executive in the Subscription Agreement; (2) the date of Executive’s death, (3) ninety (90) days after Executive’s disability (within the meaning of Section 409A(a)(2)(C) of the Code), or (4) the date of Executive’s Separation from Service. The issuance of such Stock shall be in full settlement of the Award.

C.	CACI shall effect a withholding of shares of Stock to be issued hereunder in such number whose aggregate Fair Market Value at such time equals the total amount of any federal, state or local taxes or any applicable taxes or other withholding of any jurisdiction required by law to be withheld as a result of the issuance of the Stock in whole or in part; provided, however, that the value of the Stock withheld by CACI may not exceed the statutory minimum withholding amounts required by law. In lieu of such deduction, CACI may require that the Executive make a cash payment to CACI equal to the amount required to be withheld.

V.	Forfeiture and Termination

A.	Except as may otherwise be determined by the Committee or as required by Article III. A. 1, 2 or 3 above , if Executive voluntarily terminates employment with CACI, is terminated by CACI for Cause or converts from full-time status to part-time status prior to the Vesting Date (or becoming eligible for Retirement), or in the event of the lapsing of the RSUs in accordance with the provisions of Article VIII below prior to the Vesting Date, all unvested RSUs shall be forfeited, and Executive will be entitled to receive within thirty (30) days following his or her Separation from Service the lesser of:

(1)	a cash amount equal to the number of RSUs granted under this Agreement, multiplied by the Adjusted Price of an RSU, plus simple interest using the one-year Treasury Bill rate in effect on August 21 of each year from the Grant Date to the date of Executive’s termination; or,

(2)	a cash amount equal to the value of the shares underlying the RSUs as based on the closing share price at Executive’s date of termination or conversion to part-time status.

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B.	Except as may otherwise be determined by the Committee or as required by Article III. A. 1, 2 or 3 above, if CACI terminates Executive’s employment without Cause prior to the Vesting Date and Executive had not previously converted from full-time to part-time status, then the RSUs shall be canceled and Executive shall receive a payment within thirty (30) days following Executive’s Separation from Service determined as follows: The number of RSUs shall be multiplied by a fraction, the numerator of which is the number of full months that Executive was employed by CACI after the Grant Date and the denominator of which is thirty-six (36); Executive shall be deemed vested in such RSUs and shall receive the resulting number of such vested RSUs in shares of Stock. With respect to the remaining portion of such RSUs (consisting of nonvested RSUs), Executive shall receive within thirty (30) days following Executive’s Separation from Service the lesser of:

(1)	a cash amount equal to the number of such RSUs, multiplied by the Adjusted Price of an RSU, plus simple interest using the one-year Treasury Bill rate in effect on August 21 of each year from the date of grant to the date of Executive’s termination; or,

(2)	a cash amount equal to the value of the shares underlying such RSUs as based on the closing share price at Executive’s date of termination.

VI.	Specified Employees

Notwithstanding anything herein to the contrary, any distribution under Article IV or V to a Specified Employee on account of a Separation from Service shall be made as soon as practical (but not later than 30 days) after the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death).

VII.	Designation of Beneficiary

A.	From time to time, Executive may designate a beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Agreement is to be paid in case of Executive’s death before Executive has received all benefits to which Executive would have been entitled under this Agreement. Each designation of beneficiary shall revoke all prior designations by Executive, shall be in a form prescribed by the Committee (copy attached), and shall be effective only when received in writing by the Plan Administrator. The last valid beneficiary designation received shall be controlling; provided, however, that no beneficiary designation, change or revocation shall be effective unless received prior to Executive’s death.

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B.	If no valid and effective beneficiary designation exists at the time of Executive’s death, or if no designated beneficiary survives Executive, or if Executive’s beneficiary designation is legally invalid, any benefit payable hereunder shall be made to Executive’s surviving spouse, if any, or if there is no such surviving spouse, to the executor or administrator of Executive’s estate. If the Plan Administrator is in doubt as to the right of any person to receive payment of any benefit hereunder, the Committee may direct that the amount of such benefit be paid into a court of competent jurisdiction in an interpleader action, and such payment into court shall fully and completely discharge any liability or obligation of the Plan, CACI, the Committee, CACI International Inc, the Board of Directors of CACI International Inc, or the Plan Administrator under this Agreement.

VIII.	Conditions of Lapsing

The RSUs granted pursuant to this Agreement shall lapse and terminate and may no longer be converted to unrestricted shares of CACI International Inc Common Stock if:

A.	Executive terminates his or her employment with CACI for any reason other than death, Disability or voluntary retirement in accordance with Article III. A. 1 or 3 before the Vesting Date;

B.	Prior to reaching age 65, Executive converts from full-time employment status with CACI to another status before the Vesting Date; or

C.	CACI International Inc is placed under the jurisdiction of a bankruptcy court, dissolved or liquidated.

IX.	Adjustment to RSUs

A.	The award of these RSUs to Executive shall not affect in any way the right or power of CACI International Inc or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in CACI International Inc’s capital structure or its business, or any merger or consolidation of CACI International Inc, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of CACI International Inc, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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B.	If CACI International Inc shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefore in money, services or property, the number and class of shares of Common Stock represented by the RSUs granted pursuant to this Agreement shall be appropriately adjusted in such a manner as to ensure that Executive receives the same total number of shares that the owner of an equal number of outstanding shares of the Common Stock would own as a result of the event requiring the adjustment.

C.	Except as hereinbefore expressly provided, the issue by CACI International Inc of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of CACI International Inc convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of RSUs granted pursuant to this Agreement.

X.	Fractional Shares

No fractional shares or scrip representing fractional shares of Common Stock shall be issued in connection with the conversion of the RSUs granted pursuant to this Agreement. If, upon granting shares herein, Executive would be entitled to a fractional share of Common Stock, the number of shares to which Executive is entitled shall be rounded up to the next highest whole number.

XI.	Rule 16b-3 Securities Law Compliance

Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the U.S. Securities and Exchange Act of 1934 to the extent they are or may be applicable to the Plan. Any ambiguity or inconsistency in the construction of an RSU award or the Plan shall be interpreted to give effect to such intention.

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XII.	Assignment

This Agreement and the RSUs granted under it may not be assigned without the prior written consent of the Committee.

XIII.	Acknowledgement of Grant Quantity

By signing this Agreement, Executive hereby acknowledges his/her understanding that the number of RSUs granted under the Agreement, as indicated in Article I, is the proper number of RSUs granted based on the amount of his/her annual bonus for the fiscal year ended June 30, 2010 deferred under the Plan.

XIV.	Amendment

This Agreement embodies the entire understanding between CACI and Executive regarding the subject matter of the Agreement and supersedes any and all previous agreements and/or understandings between CACI and Executive concerning such subject matter, including the matter described in Article XIV immediately above. This Agreement may be amended only in a written instrument signed by both parties.

XV.	Headings

Article headings are strictly for the purpose of convenience and general reference only and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

XVI.	Applicable Law

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware.

XVII.	Severability

In the event that any provision of this Agreement shall be held illegal, invalid or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Agreement, and the Agreement shall be construed so as to give effect to the intent of the Agreement as if the illegal, invalid, or unenforceable provision was not included herein.

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XVIII.	No Right to Employment

Nothing in the Plan or this Agreement, or any instrument executed pursuant to the Plan, shall create any Employment rights (including without limitation, rights to continued employment) in Executive or affect the right of CACI to terminate the employment of Executive at any time without regard to the existence of the Plan.

XIX.	Notices

Any notice required or permitted to be given under this Agreement must be given by first class or certified mail, addressed as follows, unless notice of a change of address has subsequently been given in writing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date(s) written below.

CACI:	EXECUTIVE:

Arnold D. Morse	[Print Name]
By: Chief Legal Officer

Date:	Date:

SSN:

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